EXHIBIT 99.1

N E W S    R E L E A S E

Contact:	Peter D. Brown
Vice President, Treasurer and Investor Relations Foot Locker, Inc
(212) 720-4254

FOOT LOCKER, INC. REPORTS SECOND QUARTER SALES

•	Second Quarter Total Sales Decreased 0.1 Percent
•	Second Quarter Comparable-Store Sales Decreased 1.3 Percent
•	Second Quarter Earnings Per Share Expected to be $0.15 - $0.17

NEW YORK, NY, August 3, 2006 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported sales for the 13-week period ended July 29, 2006 of $1,303 million, versus $1,304 million in the comparable period last year, a decrease of 0.1 percent. For this same 13-week period, comparable store sales decreased 1.3 percent.

For the 26-week period ended July 29, 2006, sales decreased 0.5 percent to $2,668 million, from $2,681 million in the Company’s corresponding period last year. Comparable-store sales for the Company’s first six months of its 2006 fiscal year decreased 0.4 percent.

Excluding the effect of foreign currency fluctuations, total sales for the 13-week and 26-week periods decreased 1.2 percent and 0.5 percent, respectively.

“For the second quarter of 2006, our U.S. comparable store sales increased low-single digits while our international comparable store sales declined mid-single digits,” stated Matthew D. Serra, Foot Locker, Inc.’s Chairman and Chief Executive Officer. “These results were below our initial expectation, reflecting a softening trend at our U.S. stores and a continuing challenging retail environment in Europe.”

“We now expect our second quarter operating margin to decline versus the comparable period of last year primarily due to lower sales and gross margin rate, and higher SG&A expenses, as a percentage of sales, versus the second quarter of last year. The gross margin rate was negatively impacted by additional markdowns taken to maintain inventories in line with internal aging standards, and a higher occupancy expense rate due to below-planned sales. All of these factors contribute to our current expectation that earnings for the second quarter will be in the range of $0.15 to $0.17 per share,” he said.

Foot Locker, Inc. plans to report second quarter 2006 and year-to-date results on Thursday, August 17, 2006. A conference call is scheduled on Friday, August 18, 2006 for 10:00 a.m. EDT to discuss these results and provide updated guidance with regard to its earnings outlook for the balance of 2006. This conference call may be accessed live from the Investor Relations section of the Foot Locker, Inc. website at http://www.footlocker-inc.com. Please log-on to the website at least 15 minutes prior to the call in order to download any necessary software. The webcast conference call will be available for replay until 5:00 p.m. Monday, August 21, 2006. News releases are also available on the Internet at http://www.prnewswire.com or on Foot Locker, Inc.’s website at http://www.footlocker-inc.com.

Foot Locker, Inc. is a specialty athletic retailer that operates approximately 4,000 stores in 20 countries in North America, Europe and Australia. Through its Foot Locker, Footaction, Lady Foot Locker, Kids Foot Locker and Champs Sports retail stores, as well as its direct-to-customer channel Footlocker.com/Eastbay, the Company is the leading provider of athletic footwear and apparel.

Foot Locker, Inc. 112 West 34th Street, New York, NY 10120

Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues and earnings, and other such matters are forward-looking statements. These forward-looking statements are based on many assumptions and factors detailed in the Company’s filings with the Securities and Exchange Commission, including the effects of currency fluctuations, customer demand, fashion trends, competitive market forces, uncertainties related to the effect of competitive products and pricing, customer acceptance of the Company’s merchandise mix and retail locations, the Company’s reliance on a few key vendors for a majority of its merchandise purchases (including a significant portion from one key vendor), unseasonable weather, economic conditions worldwide, any changes in business, political and economic conditions due to the threat of future terrorist activities in the United States or in other parts of the world and related U.S. military action overseas, the ability of the Company to execute its business plans effectively with regard to each of its business units, risks associated with foreign global sourcing, including political instability, changes in import regulations, and disruptions to transportation services and distribution. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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